U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                  TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         LUNA MEDICAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

NEVADA                                            3841                                              98-0207745
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification No.)
incorporation or organization)         Classification Code Number)

Suite 400, 900 West Hastings Street, Vancouver, British Columbia, Canada                 V6C 1E5
(Address of registrant's principal executive offices)                                   (Zip Code)

                                  604.687.0719
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                              Stepp & Beauchamp LLP
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-36134

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===========================================================================================================
       Title of each class          Amount       Proposed maximum      Proposed maximum       Amount of
          of securities              to be        offering price          aggregate         registration
        to be registered          registered       per share(1)       offering price(1)          fee
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value      8,095,660           $1.25             $10,119,575          $2,671.57
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value        410,000 (1)       $1.00 (2)            $410,000            $108.24
===========================================================================================================
                                                                        Total Registration Fees: $2,779.81

(1) Represents 410,000 outstanding and unexercised warrants issued in reliance on an exemption from the registration requirements of the Securities Act of 1933 specified by the provisions of the Section 4(2) of Act and Rule 506 of Regulation D. Each warrant expires by its own terms on December 1, 2000.

(2) Represents the exercise price of the outstanding warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Item 22. Financial Statements

LUNA MEDICAL TECHNOLOGIES, INC.
Consolidated Balance Sheet
(Unaudited - Prepared by Management)
January 31, 2000

                  ASSETS                                                    January 31            March 31
                                                                                  2000                1999
CURRENT ASSETS
      Cash                                                                   $  67,281           $   9,897
      Accounts receivable                                                        3,633               1,091
      Loan receivable                                                               --              40,000
      Goods and Services Tax recoverable                                         6,557                 920
      Inventory                                                                  1,358               1,012
      Prepaid marketing expense                                                 17,143              16,453
      Prepaid expenses                                                              --               5,637
                                                                             ---------           ---------
                                                                                95,972              75,010
                                                                             ---------           ---------

CAPITAL ASSETS
      Office equipment, at cost                                                  1,318                  --
                                                                             ---------           ---------


OTHER ASSETS
      Marketing licence                                                              1                   1
      Trademark                                                                  2,552                  --
                                                                             ---------           ---------
                                                                                 2,553                   1
                                                                             ---------           ---------
                                                                             $  99,843           $  75,011
                                                                             =========           =========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable and accrued liabilities                               $ 110,249           $  10,686
      Accrued marketing costs                                                       --              16,453
      Investor deposits                                                         30,000                  --
      Short term loans payable                                                  13,054               4,469
                                                                             ---------           ---------
                                                                               153,303              31,608
                                                                             ---------           ---------

STOCKHOLDERS' EQUITY
      Preferred stock, 5,000,000 shares authorized, $.001 par value
            no shares issued and outstanding                                        --                  --
      Common stock, 50,000,000 shares authorized, $.001 par value
            7,720,660 shares issued and outstanding                              7,721               7,311
      Additional paid-in capital                                               274,779              70,189
      Stock subscriptions receivable                                                --              (5,000)
      Deficit                                                                 (335,960)            (29,097)
                                                                             ---------           ---------
                                                                               (53,460)             43,403
                                                                             ---------           ---------
                                                                             $  99,843           $  75,011
                                                                             =========           =========

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

LUNA MEDICAL TECHNOLOGIES, INC.
Consolidated Statement of Loss
(Unaudited - Prepared by Management)
For the ten month period ended January 31, 2000


SALES                                                               $   103,812

COST OF SALES                                                            70,776
                                                                    -----------

GROSS PROFIT                                                             33,036
                                                                    -----------

EXPENSES
      Audit and accounting                                               12,977
      Bank charges and interest                                           5,726
      Consulting                                                         71,724
      Legal                                                              40,197
      Management fees                                                    50,000
      Marketing                                                         119,205
      Office and telephone                                               24,509
      Rent                                                                5,800
      Transfer agent                                                      5,496
      Travel                                                              4,265
                                                                    -----------
                                                                        339,899

NET LOSS                                                            $  (306,863)
                                                                    ===========



NET LOSS PER COMMON SHARE                                           $     (0.04)
                                                                    ===========

WEIGHTED AVERAGE NUMBER OF
      COMMON STOCK SHARES OUTSTANDING                                 7,392,660
                                                                    ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

LUNA MEDICAL TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
(Unaudited - Prepared by Management)
For the ten month period ended January 31, 2000


COMMON STOCK
         Balance, beginning of period                                 $   7,311
         Sale of common stock at $0.50 per share                            410
                                                                      ---------
         Balance, end of period                                           7,721
                                                                      ---------

ADDITIONAL PAID-IN CAPITAL
         Balance, beginning of period                                    70,189
         Sale of common stock at $0.50 per share                        204,590
                                                                      ---------
         Balance, end of period                                         274,779
                                                                      ---------

DEFICIT
         Balance, beginning of period                                   (29,097)
         Net loss                                                      (306,863)
                                                                      ---------
         Balance, end of period                                        (335,960)
                                                                      ---------


TOTAL STOCKHOLDERS' EQUITY                                            $ (53,460)
                                                                      =========


The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

LUNA MEDICAL TECHNOLOGIES, INC.
Consolidated Statement of Cash Flows
(Unaudited - Prepared by Management)
For the ten month period ended January 31, 2000


CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                     $(306,863)
         Changes in non-cash working capital
                  Accounts receivable                                    (2,542)
                  Loan receivable                                        40,000
                  Goods and Services Tax recoverable                     (5,637)
                  Inventory                                                (346)
                  Prepaid marketing expense                                (690)
                  Prepaid expenses                                        5,637
                  Accounts payable and accrued liabilities               99,563
                  Accrued marketing costs                               (16,453)
                                                                      ---------
                                                                       (187,331)

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of office equipment                                    (1,318)
         Trademark registration costs                                    (2,552)
                                                                      ---------
                                                                         (3,870)

CASH FLOWS FROM FINANCING ACTIVITIES
      Investor deposits                                                  30,000
      Proceeds from short term loans payable                              8,585
      Proceeds from sale of common stock                                205,000
      Receipt of stock subscriptions receivable                           5,000
                                                                      ---------
                                                                        248,585
                                                                      ---------

CHANGE IN CASH                                                           57,384

CASH, beginning of period                                                 9,897
                                                                      ---------

CASH, end of period                                                   $  67,281
                                                                      =========


Supplemental disclosures:
      Interest paid                                                   $   2,466
      Income taxes paid                                               $      --


The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

LUNA MEDICAL TECHNOLOGIES, INC.
Notes to Consolidated Financial Statements
(Unaudited - Prepared by Management)
January 31, 2000



1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

     Luna Medical Technologies, Inc. and its wholly-owned subsidiary, Luna Fertility Indicator, Inc. were incorporated, respectively, January 19, 1999 under the laws of the State of Nevada and May 11, 1999 under the laws of the Province of British Columbia, Canada for the purpose of engaging in any lawful activity. The company has entered into an exclusive worldwide licence agreement with Luna Products Inc. to distribute the Luna Fertility Indicator, and is in the process of developing and implementing marketing plans for the products acquired. The company and its subsidiary maintain offices in Vancouver, British Columbia, Canada.

     On May 31, 1999, the company amended its articles of incorporation to reflect the change of its name from Luna Technologies, Inc. to Luna Medical Technologies, Inc.

2.   INVESTOR DEPOSITS

     Investor deposits represent amounts received from potential investors before the common stock offer had closed and the subscriptions had been accepted. Subsequent to the period end the stock offering closed and 60,000 shares were issued at a price of $0.50 per share.


3.   SHORT TERM LOANS PAYABLE

     Short term loans payable consist of the following:

     Loan payable to Campbell Capital Advisory, Inc. - an              $ 1,415          $ 4,469
           unsecured loan bearing no interest and with no
           fixed terms of repayment. Campbell Capital
           Advisory, Inc. is a private corporation controlled
           by the President of the company
     Loan payable to Javelin Enterprises - an unsecured                  1,939               --
           loan bearing interest at 10% per annum
           Repayable without notice or penalty. Due
           June 2, 2000
     Loan payable to Phoenix Titanium Recovery Corp. -                   9,700               --
           an unsecured loan bearing interest at 10% per
           annum.  Repayable without notice or penalty
           Due September 24, 2000
                                                                       -------          -------
     Total                                                             $13,054          $ 4,469
                                                                       =======          =======

LUNA MEDICAL TECHNOLOGIES, INC.
Notes to Consolidated Financial Statements
(Unaudited - Prepared by Management)
January 31, 2000


4.   STOCK PURCHASE WARRANTS

     The company has issued warrants that entitle the holders to purchase up to 410,000 shares of the capital stock of the company at a price of $1.00 per such share at any time prior to December 1, 2000.

5.   RELATED PARTY TRANSACTIONS

     During the period, the company entered into transactions with related parties as follows:

     Management fees paid to a company of the President                 $50,000
     Marketing expenses reimbursed to a company of the President         25,000
     Office expenses reimbursed to a company of the President            13,200

6.   COMMITMENTS AND CONTINGENCIES

     Licencing Agreement

     On January 31, 1999, and as subsequently amended, the company entered into a licencing agreement with Luna Products Inc. (LPI) for a period of 15 years with an option to extend the term for two additional terms of five years each. The licencing agreement calls for continuing royalties of CDN$1 to Jim Emmerson, a director of LPI, for each unit sold. The company also agreed to certain pricing and purchasing structures, and to incur marketing expenses totalling not less than CDN$250,000 by September 30, 2000.

     Marketing and Management Agreement

     The company's wholly-owned subsidiary, Luna Fertility Indicator, Inc. (the "subsidiary") has entered into an agreement with Melissa Gervais, Inc. ("Gervais") whereby the subsidiary has engaged Gervais to provide marketing and management services for a period of 10 years for a fee of CDN$5,000 per month, premises rental of CDN$600 per month and an option to purchase a 7.2% interest in the subsidiary for a nominal price. Should the subsidiary's net revenue (as defined by the agreement) exceed CDN$7,500 per month for four consecutive months, the monthly fee shall increase to CDN$6,250. Furthermore, the subsidiary will pay Gervais a performance bonus of 5% of net operating profits of the subsidiary.

                                   SIGNATURES

In accordance with the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of an Amendment to Form SB-2 and authorized this Amendment No, 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, on May 25, 2000.

                                           LUNA MEDICAL TECHNOLOGIES, INC.
                                           a Nevada corporation

                                           By: /s/ Gordon McDugall
                                              ----------------------------------
                                                Gordon McDugall
                                           Its: President and Sole Director